EXHIBIT 21

Subsidiaries of the Registrant

Globecomm Network Services Corporation.	Delaware

Globecomm Services Maryland LLC.	Delaware

GSI Properties Corp.	New York

Cachendo LLC.	Delaware

B.V. Mach 6.	Netherlands

Telaurus Communications LLC	Delaware

Telaurus Communications Pte. Ltd	Singapore

Melat Networks Inc.	Delaware

Evolution Communications Group Limited B.V.I.	British Virgin Islands

Carrier to Carrier Telecom B.V.	Netherlands

Globecomm Systems SA Proprietary Ltd	South Africa

ComSource Inc.	Maryland